Greens Worldwide Incorporated (OTC BB: GRWW) Postpones Golf Events

Orlando, FL – March 27, 2007 – Greens Worldwide Incorporated (“GRWW” or the “Company”) announced today that it has chosen to postpone six Players’ Tour events and one U.S. Pro Golf Tour until later in the year. This will enable the Company to focus on acquiring the funding it needs to run its business for the remainder of 2007 and beyond.

GRWW management is working diligently with several parties to obtain the funding necessary to run its scheduled events and meet its membership fee refund obligations as soon as possible.

“The funding we received last week enabled us to fund our immediate tournament operations and purses” stated the Company’s President and CEO Bill Conwell. “We’ve decided to focus on obtaining financing for the rest of the year rather than announce on a weekly basis whether we are going to be running scheduled tournaments. This will give us the time to focus on our players’ and shareholders’ needs without the time and financial pressure of running tournaments at the same time. We currently intent to renew the schedule with our April 26 – 29, 2007 U.S. Pro Golf Tour event in Baton Rouge, Louisiana.”

GRWW is currently exploring additional sources of funds to meet its needs, but cannot offer assurance to its shareholders or players that it will be successful in obtaining these funds.”

About Greens Worldwide Incorporated

Greens Worldwide Incorporated is a vertically integrated sports marketing and management company, engaged in owning and operating sports entities and their support companies and is publicly traded under the stock symbol GRWW. Our current operating subsidiaries are the US Pro Golf Tour, Inc. www.usprogolftour.com, American Challenge Golf Tour, www.acgtour.com, Las Vegas Golf Schools, Inc. www.gotogolfschool.com, and Still Moving, Inc. www.still-moving.com. In our continuing effort to develop a more cohesive and synergistic organization, we are structured in a way to allow all of our wholly owned subsidiaries to utilize each other’s resources. In addition, the Company’s strategic plan is to be able to deliver substantial value by providing multiple sports platforms and media to leverage our partners advertising and promotional dollars, while delivering the finest entertainment opportunities to retain and build customers. The Company intends to continue its strategy of acquiring profitable sports organizations and sports related firms, together with other businesses that would benefit from the synergy the Company provides, but cannot pursue this strategy until it has obtained the financing it needs. www.grwwsports.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements, including all that relate to the Company’s efforts to locate its necessary funding, involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

For more information, contact:

Roy R. Watson

Greens Worldwide Incorporated

346 Woodland Church Road . Hertford, NC 27944 . 252.264.2064 . Fax: 252.264.2068

Symbol: GRWW.OB